Exhibit 10.7

iTrackr Technologies, Inc.

Equity Incentive Plan

June, 2007

2007 LONG-TERM EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Long-Term Incentive Plan is to attract and retain directors, officers and other employees of Itrackr, Inc., a Wyoming corporation, and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Acquisition Price” means such amount, if any, as may be specified by the Board in the Evidence of Award with respect to Restricted Stock as the consideration to be paid by the Participant for such Restricted Stock, subject to adjustment pursuant to the provisions hereof.

(b) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Appreciation Right Expiration Date” means the date selected by the Board after which, except as provided in Section 11(d) in the case of the death of the Participant to whom the Appreciation Right was granted, the Appreciation Right may not be exercised.

(d) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(e) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board of Directors to the Compensation and Corporate Governance Committee of the Board of Directors or any other Committee of the Board of Directors (or subcommittee thereof) pursuant to Section 12 of this Plan or pursuant to the charter of any such Committee or otherwise, such Committee (or subcommittee).

(f) “Cause” has the meaning specified in Section 2(n)(iv) hereof.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(h) “Change in Control” has the meaning set forth in Section 14 of this Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Common Shares” means the shares of common stock, without par value, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 13 of this Plan.

(k) “Company” means iTrackr, Inc., a Wyoming corporation and its successors.

(l) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(m) “Date of Grant” means the date specified by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or such delegatee or delegatees, on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock

Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, takes action with respect thereto).

(n) “Detrimental Activity” means, in the case of any Participant who is a Non-Employee Director or former Non-Employee Director, such activity, if any, as may be specified as a “Detrimental Activity” in any applicable Evidence of Award of such Participant and, in the case of any Participant who is an Employee or former Employee, any of the following activities:

(i)	Without the prior written consent of the Company, performing, either directly or indirectly, any advisory or consulting services for, operating or investing in (other than not more than one percent of the stock in a publicly-held corporation that is traded on a recognized securities exchange or over-the-counter), being employed by or an independent contractor of, or being a director, partner, or officer of, or otherwise becoming associated with in any capacity, any person, firm, corporation, partnership, proprietorship, or other entity that develops, manufactures, assembles, sells, distributes, or performs products, systems, or services in competition with any products, systems, or services developed, manufactured, assembled, sold, distributed, or performed by the Company or a Subsidiary.

(ii)	Without the prior written consent of the Company, directly or indirectly, inducing or attempting to induce any employee, agent or other representative or associate of the Company or a Subsidiary to terminate his, her or its relationship with the Company or a Subsidiary or interfering with the relationship between the Company or a Subsidiary and any of its employees, agents, representatives, suppliers, customers, or distributors.

(iii)	Disclosing to anyone outside the Company or a Subsidiary, or using in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, any confidential data, marketing strategies (including customer lists), invention records, trade secrets, and other confidential information of the Company or a Subsidiary, including,

(iv)	without limitation, information regarding customers, finances, or personnel, or concerning the products, systems, and services researched, developed, manufactured, assembled, sold, distributed, or performed by the Company or otherwise concerning the business or affairs of the Company or a Subsidiary, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries.

(v)	An activity that results in a termination for Cause. Termination for “Cause” means a termination:

(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed,

(B)	due to an act of dishonesty on the part of the Participant resulting or intended to result, directly or indirectly, in his or her material personal gain or enrichment at the expense of the Company or a Subsidiary,

(C)	due to an act of theft in connection with the Participant’s employment with the Company or a Subsidiary,

(D)	due to any unauthorized disclosure of confidential information belonging to the Company or a Subsidiary,

(E)	due to any material violation of any provisions of any Company policy or of any agreement with Company or any Subsidiary

(F)	(v) Such other activity as may be specified as constituting, or defined to be, “Detrimental Activity” in the applicable Evidence of Award.

(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any business, strategy, personnel, reputation or other significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(o) “Director” means a member of the Board of Directors of the Company.

(p) “Effective Date” means the date on which this Plan is first approved by the shareholders of the Company.

(q) “Employee” means any individual employed by the Company or any Subsidiary.

(r) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence that sets forth the terms and conditions of the award granted and that is approved by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, if applicable, approved by such person. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(t) “Extended Exercise Period” has the meaning specified in Section 11(b)(i)(B).

(u) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(v) “Good Standing” has the meaning specified in Section 11(b)(ii).

(w) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(x) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(y) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board or, in the case of awards permitted to be granted hereunder by the Chief Executive Officer or his delegatee or delegatees, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents and other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, segment, business unit, team, division, department, region or function within the Company or Subsidiary for which the Participant provides service. The Management Objectives may be made relative to the performance of other companies, businesses or industries in respect of which the Participant provides service. The Management Objectives applicable to any award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code will be based on specified levels of or growth in one or more of the following criteria:

(i)	Cash flow (including free cash flow)

(ii)	Cost of capital

(iii)	Cost reduction

(iv)	Customer service

(v)	Debt reduction or leverage ratio

(vi)	(Earnings and earnings growth (including earnings per share and earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”))

(vii)	Economic value added

(viii)	Total shareholder return and improvement of shareholder return

(ix)	Inventory management

(x)	Margins, including, but not limited to, gross margin, EBIT, EBITDA and net income

(xi)	Market share

(xii)	Market value added

(xiii)	Net income

(xiv)	Productivity improvement

(xv)	Profit after taxes

(xvi)	Project execution

(xvii)	Quality

(xviii)	Recruitment and development of associates

(xix)	Reduction of fixed costs

(xx)	Return on assets

(xxi)	Return on equity

(xxii)	Return on invested capital

(xxiii)	Return on total capital

(xxiv)	Revenue and revenue growth

(xxv)	Sales and sales growth

(xxvi)	Successful start-up of new facility

(xxvii)	Successful acquisition, divestiture or other special project

(xxviii)	Unit volume

(xxix)	Working capital, including, but not limited to, inventory turns and days sales outstanding.

If the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may in its, his, her or their discretion modify such Management Objectives or the related levels of achievement, in whole or in part, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, deems appropriate and equitable, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, neither the Management Objectives nor the level or levels of achievement with respect to such award shall be modified.

(z) “Market Value per Share” means, as of any particular date, the closing sales price per share of the Common Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Board or, in the case of awards permitted to be made by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or such delegatee or delegatees.

(aa) “Non-Employee Director” means a person who is a “non-employee director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(bb) “Nonqualified Stock Options” means Option Rights intended by the Board not to qualify as “incentive stock options” under Section 422 of the Code.

(cc) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(dd) “Option Expiration Date” means the date selected by the Board or, in the case of awards permitted to be made by the Chief Executive Officer or his delegatee or delegatees, by the Chief Executive Officer or his delegatee or delegatees, after which, except as provided in Section 11(d) in the case of the death of the Participant to whom the Option Right was granted, the Option Right may not be exercised.

(ee) “Option Price” means the purchase price payable on exercise of an Option Right, which Option Price shall be specified in the Evidence of Award in respect of the relevant Option Right, subject to adjustment pursuant to the provisions hereof.

(ff) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(gg) “Participant” means a person who is selected or designated to receive benefits under this Plan pursuant to the provisions hereof and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and also includes each Non- Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan.

(hh) “Participant’s Representative” means (i) in the case of a deceased Participant, the Participant’s executor or administrator or, if the deceased Participant’s estate is exempt from or not otherwise subject to administration, the person or persons to whom the Participant’s rights under any Option Rights have been transferred by will or the laws of descent and distribution, and (ii) in the case of a disabled or incapacitated Participant, the Participant’s attorney-in-fact or legal guardian.

(ii) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(jj) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(kk) “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 or such other value as is determined by the Board or the Chief Executive Officer or his delegate or delegatees awarded pursuant to Section 8 of this Plan.

(ll) “Plan” means this iTrackr, Inc. Long-Term Incentive Plan, as may be amended from time to time.

(mm) “Qualifying Retirement” has the meaning specified in Section 11(b)(iii) of this Plan.

(nn) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(oo) “Restricted Stock Unit” means an award of the right to receive Common Shares or cash at the end of a specified period made pursuant to Section 7 or Section 9 of this Plan.

(pp) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(qq) “Service Termination Date” means (i) with respect to an Employee, the first date on which, as of the end of the day, the Employee is no longer employed by the Company or any Subsidiary and (ii) with respect to a Director who is a Non-Employee Director, the first date on which, as of the end of the day, the Non-Employee Director ceases to serve as a Director. References in the Plan to a Participant’s “service” shall be deemed to be, with respect to an Employee, to the Employee’s employment with the Company or a Subsidiary, and with respect to a Director who is a Non-Employee Director, to the Director’s service on the Board.

(rr) “Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ss) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(tt) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(uu) “Voting Stock” means securities entitled to vote generally in the election of directors.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 13 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) as Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 10 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate eleven Million (11,000,000) Common Shares. In addition to the Common Shares authorized by the preceding sentence, to the extent any award under the Plan otherwise terminates without the issuance of some or all of the Common Shares underlying the award to a participant or if any option under the Plan terminates without having been exercised in full, the Common Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The total number of shares available under the Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Notwithstanding anything to the contrary contained herein: (A) the number of Common Shares tendered or otherwise used in payment of the Option Price of a Option Right shall nonetheless reduce the aggregate plan limit described above; (B) the number of Common Shares withheld by the Company to satisfy the tax withholding obligation shall reduce the aggregate plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above

(b) Life of Plan Limits. Notwithstanding anything elsewhere in this Plan to the contrary, but subject as well to the other limitations contained in this Section 3 and subject to adjustment as provided in Section 13 of this Plan:

(i)	The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Nonqualified Stock Options or Incentive Stock Options (after taking into account forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

(ii)	The aggregate number of Common Shares issued as Restricted Stock and Restricted Stock Units (after taking into account any forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

(iii)	The aggregate number of Common Shares issued as Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

(c) Individual Participant Limits. Notwithstanding anything elsewhere in this Plan to the contrary, but subject as well to the other limitations contained in this Section 3 and subject to adjustment as provided in Section 13 of this Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than Two Million (2,000,000) Common Shares during any calendar year.

(ii)	No Participant will be granted Restricted Stock or Restricted Stock Units that specify Management Objectives, Performance Shares, Performance Units or other awards under Section 10 of this Plan, in the aggregate, for more than Two Million (2,000,000) Common Shares (or, in the case of Performance Units, the cash equivalent thereof based on the Market Value per Share as of the Date of Grant) during any calendar year.

4. Option Rights. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, each grant of Option Rights shall become immediately exercisable upon a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan that was granted therewith.

(j) Except as otherwise provided herein or in an Evidence of Award, no Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

5. Appreciation Rights.

(a) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing

Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, each grant of Appreciation Rights shall become immediately exercisable upon a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	Except as otherwise provided herein or in an Evidence of Award, no Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant

6. Restricted Stock. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below or in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, all substantial risks of forfeiture or restrictions on transfer applicable to any grant of Restricted Stock shall lapse and terminate upon a Change in Control.

(d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is below, at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve. Unless otherwise directed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. Restricted Stock Units. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board or the Chief Executive

Officer or his delegatee or delegatees, as applicable, may specify. Each grant that specifies Management Objectives may further specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. In addition, any grant of such Restricted Stock Units will further specify that, before the termination or early termination of restrictions applicable to such Restricted Stock Units, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period, as determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of the retirement, death or disability of a Participant. Unless otherwise provided on the relevant Evidence of Award, the Restriction Period applicable to any grant of Restricted Stock Units shall lapse and terminate upon a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale will specify the time and manner of payment of the Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

8. Performance Shares and Performance Units. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will be subject to all of the requirements contained in, and may contain such provisions as are authorized by, the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant. Unless otherwise provided in the relevant Evidence of Award, the Performance Period applicable to any grant of Performance Shares or Performance Units shall lapse and terminate, and the Management Objectives applicable thereto shall be treated as having been achieved, upon a Change in Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level or levels, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, at the Date of Grant.

(f) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to Non-Employee Directors. Each grant of an award to a Non-Employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Except as otherwise provided herein or in the applicable Evidence of Award, each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees, chairman and committee chair fees or other fees in grants of awards pursuant to the preceding provisions or in Common Shares in lieu of cash.

10. Other Awards.

(a) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable.

11. Termination of Service. After a Participant’s Service Termination Date, unless otherwise provided in the relevant Evidence of Award, the rules set forth in this Section 11 shall apply. All factual determinations with respect to the termination of a Participant’s service that may be relevant under this Section 11 shall be made by the Board in its sole discretion or by such other person as may be authorized to make such determination pursuant to the provisions hereof, or by the person or persons to whom such authority has been delegated pursuant to the provisions hereof, in his, her or their sole discretion.

(a) Termination Other Than Upon Qualifying Retirement, Death or Disability or for Cause. Upon any termination of a Participant’s service for any reason other than the Participant’s Qualifying Retirement, disability, or death or, in the case of Participants who are Employees, other than for Cause:

(i)	Unless otherwise provided in the relevant Evidence of Award, the Participant shall have the right during the period ending three months after the Service Termination Date, but not later than the Option Expiration Date or Appreciation Right Expiration Date, as applicable, to exercise any Option Rights and Appreciation Rights that were outstanding on the Service Termination Date, if and to the same extent as those Option Rights and Appreciation Rights were exercisable by the Participant on the Service Termination Date;

(ii)	Unless otherwise provided in the relevant Evidence of Award, in the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant shall offer for resale at the Acquisition Price to the Company each Common Share of Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)	Unless otherwise provided in the relevant Evidence of Award, the Participant shall forfeit each (A) Common Share of Restricted Stock for which the Participant did not pay an Acquisition Price, (B) Restricted Stock Unit, (C) Performance Share, (D) Performance Unit, and/or (E) other award granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

(b) Qualifying Retirement. Upon a Participant’s Qualifying Retirement (as defined below):

(i)	Unless otherwise provided in the relevant Evidence of Award and so long as the Participant remains in “Good Standing” (as defined below):

(A)	Option Rights and Appreciation Rights granted under an Evidence of Award, to the extent not already vested at the date of retirement, will continue to vest as though the Participant remained in the service of the Company or a Subsidiary through the fifth anniversary of the date of retirement;

(B)	The Participant will be entitled to exercise vested Option Rights and Appreciation Rights granted under the relevant Evidence of Award from time to time on any date during the period (the “Extended Exercise Period”) that begins on the date of retirement and ends on the first to occur of (xxx) the expiration date of the relevant award, and (xxxi) the fifth anniversary of the date of retirement;

(C)	If, at any time during the Extended Exercise Period, the Participant fails to remain in Good Standing, any Option Rights and Appreciation Rights granted under the relevant Evidence of Award that are then outstanding and held by the Participant shall be forfeited and of no force or effect;

(D)	If the Participant dies during the Extended Exercise Period and while in Good Standing, the Option Rights and Appreciation Rights granted under the Evidence of Award will thereafter be exercisable to the same extent and at the same times (for so long and only so long after the Participant’s death) as if the Participant had continued in the service of the Company through the date of the Participant’s death; and

(E)	The Participant’s rights under awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and other awards granted pursuant to Section 10 hereof shall be determined as though the Participant remained in the service of the Company through the end of the Extended Exercise Period (or, if the Participant dies during the Extended Exercise Period, through the date of the Participant’s death).

(ii)

For the purposes of this Section 11, a Participant will cease to remain in “Good Standing” during his or her Extended Exercise Period if he or she engages or has engaged in any Detrimental Activity or commits or has committed a material violation of any applicable provision of any Company policy or of any Evidence of Award or other agreement with the Company or a Subsidiary or if, at any time during the Extended Exercise Period, he or she otherwise acts in a manner detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to, in the case of a Participant who is a Non-Employee Director, directly or indirectly materially competing with the Company or any of its Subsidiaries.

(iii)	For the purposes of this Section 11, “Qualifying Retirement” means that a Participant terminates service with the Company (A) with the consent of or under guidelines approved by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable pursuant to Section 12(d) of this Plan, without having engaged in any Detrimental Activity, (B) before the expiration date of the relevant award, (C) after having attained age 55, and (D) after having been in the service of the Company for at least five consecutive years. Unless otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, the Participant will be deemed to have “been in the service of the Company for at least five consecutive years” only if the Participant was in the active service of the Company and/or one or more Subsidiaries, on a full-time basis in the case of a Participant who is an Employee, throughout the five year period ending on the Service Termination Date.

(c) Termination Due to Disability. Upon any termination of a Participant’s service due to disability:

(i)	Unless otherwise provided in the relevant Evidence of Award, the Participant, or the Participant’s Representative, shall have the right (1) to exercise, from time to time during the period ending one year after the Service Termination Date, but not later than the Option Expiration Date or Appreciation Right Expiration Date, as applicable, any Nonqualified Stock Options and Appreciation Rights that were outstanding on the Service Termination Date, if and to the same extent those Option Rights and Appreciation Rights were exercisable by the Participant on the Service Termination Date, and (2) to exercise, from time to time during the period ending one year after the Service Termination Date, but not later than the Option Expiration Date, any Incentive Stock Options that were outstanding on the Service Termination Date, if and to the same extent as those Option Rights were exercisable by the Participant on the Service Termination Date (even though exercise of the Incentive Stock Option more than three months after the Service Termination Date may cause the Option Right to fail to qualify for Incentive Stock Option treatment under the Code);

(ii)	Unless otherwise provided in the relevant Evidence of Award, in the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant, or the Participant’s Representative, shall offer for resale at the Acquisition Price to the Company each Common Share of Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)

Unless otherwise provided in the relevant Evidence of Award, the Participant shall forfeit each (A) Common Share of Restricted Stock for which the participant did not pay an Acquisition Price, (B) Restricted Stock Unit, (C) Performance Share, (D) Performance Unit, and/or (E) other award granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

(d) Death of an Employee. Upon the death of a Participant while in the service of the Company or any Subsidiary or within any of the periods referred to in any of Sections 11(a), 11(b), or 11(c):

(i)	Unless otherwise provided in the relevant Evidence of Award (in which a different period of extension of the Option Expiration Date or Appreciation Right Expiration Date, as applicable, in the event of the death of the Participant may be specified), if the Option Expiration Date or Appreciation Right Expiration Date, as applicable, of any Nonqualified Stock Option or Appreciation Right that had not expired before the Participant’s death would otherwise expire before the first anniversary of the Participant’s death, that Option Expiration Date or Appreciation Right Expiration Date, as applicable, shall automatically be extended to the first anniversary of the Participant’s death;

(ii)	Unless otherwise provided in the relevant Evidence of Award, any Option Rights and Appreciation Rights that are outstanding on the date of the Participant’s death shall become immediately exercisable in full and the Participant’s Representative shall have the right to exercise any or all of those Option Rights and Appreciation Rights in accordance with Section 4(f) (as to any Option Rights) or Section 5(b) (as to any Appreciation Rights), from time to time during the period ending on the first anniversary of the Participant’s death.

(iii)	Unless otherwise provided in the relevant Evidence of Award, the restrictions, conditions, or contingencies on any (A) Restricted Stock, (B) Restricted Stock Units, (C) Performance Shares, (D) Performance Units, and/or (E) any other award granted pursuant to Section 10 hereof held by the Participant at the date of death shall be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give the Participant’s Representative the benefit of those awards through that date.

(e) Termination for Cause. Upon any termination of service for Cause of a Participant who is an Employee, and unless otherwise provided in the relevant Evidence of Award:

(i)	All of the Participant’s rights with respect to unexercised Option Rights and Appreciation Rights shall expire immediately before the Service Termination Date;

(ii)	In the case of any Restricted Stock for which the Participant paid an Acquisition Price, the Participant shall offer for resale at the Acquisition Price to the Company all Restricted Stock held by the Participant at the Service Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(iii)	The Participant shall forfeit all (A) Common Shares of Restricted Stock for which the Participant did not pay an Acquisition Price, (B) Restricted Stock Units, (C) Performance Shares, (D) Performance Units and (E) any other awards granted pursuant to Section 10 hereof, in each case with respect to which, as of the Participant’s Service Termination Date, any restrictions, conditions, or contingencies have not lapsed.

For the avoidance of doubt, the provisions of this Section 11(e) do not apply to any Participant who was a Non-Employee Director immediately prior to his or her Service Termination Date.

12. Administration of the Plan.

(a) Except as set forth in Section 12(d) of this Plan, this Plan will be administered by the Board of Directors of the Company, which may from time to time delegate all or any part of its authority under this Plan to the Compensation and Corporate Governance Committee of the Board of Directors of the Company or any other Committee of the Board of Directors of the Company (or a subcommittee thereof), as constituted from time to time.

(b) The interpretation and construction by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, pursuant to any provision of this Plan or of any such agreement, notification or document, will be final and conclusive.

(c) The Board may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board or such person may have under the Plan. The Board may, by resolution, authorize the Chief Executive Officer (or his delegatee or delegatees) to do one or both of the following on the same basis as the Board: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board shall not so delegate such responsibilities for awards granted to an individual who is a Director or an “officer” (as defined in Rule 16a-1(f) promulgated under the Exchange Act, or in any successor to such rule) of the Company or any person subject to Section 162(m) of the Code; and (B) the resolution providing for such authorization sets forth the total number of Common Shares the Chief Executive Officer (or his delegatee or delegatees) may grant; and (iii) the Chief Executive Officer (or his delegatee or delegatees) shall report periodically to the Board regarding the nature and scope of the awards granted pursuant to the authority delegated.

(d) Notwithstanding anything to the contrary, other than Section 12(c) hereof to which this Section 12(d) is subject, all interpretations, conclusions or determinations with respect to any provisions of this Plan or of any related agreement, notification or document, and all factual determinations, including but not limited to determinations made pursuant to Sections 11 and 15 of this Plan and determinations regarding “Cause” and “Detrimental Activity” and “Good Standing” and “Qualifying Retirement” (i) shall be made by the Board, with respect to the Chief Executive Officer, all other “officers” (as defined in Rule 16a-1(f) promulgated under the Exchange Act, or in any successor to such rule), all persons subject to Section 162(m) of the Code and all Directors; provided, however, that any Director whose specific rights under the Plan are the subject of any interpretation, conclusion or determination by the Board shall not take part in or contribute to such interpretation, conclusion or determination, and (ii) with respect to all Participants other than the individuals described in clause (i) of this sentence, shall be made by the Board or by the Chief Executive Officer or his delegatee or delegatees; provided, however, that in the event of any conflict between a determination made by the Board and a determination made by the Chief Executive Officer or his delegatee or delegatees, the determination of the Board shall control.

13. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock

Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13; provided, however, that any such adjustment to the number specified in Section 3(b)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

14. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(i)	for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 14(c) below;

(ii)

if any Person is or becomes the beneficial owner of 25% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 14(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(iv)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(b) a majority of the Board ceases to be comprised of Incumbent Directors; or

(c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 14(c).

15. Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during service with the Company or a Subsidiary or within a period of two years (or such other period as may be specified in the Evidence of Award) after termination of such service, shall engage in any Detrimental Activity, and the Board, or the Chief Executive Officer or his delegatee or delegatees, if applicable, shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Forfeit any award granted under the Plan then held by the Participant;

(b) In the sole and complete discretion of the Company, return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered, acquired or paid out pursuant to or in connection with this Plan within a period of two years (or such longer period as may be specified in an Evidence of Award) prior to the date of the commencement of such Detrimental Activity or during or after the Detrimental Activity; and

(c) In the sole and complete discretion of the Company, with respect to any Common Shares so acquired or paid out that the Participant has disposed of within a period of two years (or such longer period as may be specified in an Evidence of Award) prior to the date of the commencement of such Detrimental Activity or during or after such Detrimental Activity, pay to the Company in cash the difference between:

(i)	Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii)	The Market Value per Share of the Common Shares on the date the Common Shares were acquired or paid out.

(d) To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, retainer fees, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

The remedies set forth in this Section 15 in the event that a Participant engages in a Detrimental Activity shall be in addition to any and all other remedies that the Company may have against the Participant in that event and shall not be deemed exclusive remedies.

16. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

17. Transferability.

(a) Except as otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, award contemplated by Section 9 or 10 of this Plan, or dividend equivalents paid with respect to awards made under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution and, in no event shall any such award granted under the Plan be transferred for value. Except as otherwise determined by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

18. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, with the Company’s approval, to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event shall the Market Value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

19. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) In order to determine for purposes of Section 409A of the Code whether a Participant is in the service of a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Common Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i)	In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and

(ii)	In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

20. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Neither the Board nor the Chief Executive Officer or his delegatee or delegatees, as applicable, will, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, as applicable. Furthermore, no Option Right or Appreciation Right will be cancelled and replaced with awards having a lower Option Price or Base Price without further approval of the shareholders of the Company. This Section 20(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 13 of this Plan.

(c) If permitted by Section 409A of the Code, in case of termination of service by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 17(b) of this Plan, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d) Subject to Section 20(b) hereof, the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of an award to a Covered Employee that is designated by the Board as intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, no modification of the Management Objectives or the level or levels of achievement with respect to such award shall be made. Subject to Section 13 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

21. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Wyoming.

22. Effective Date; Effect on Existing Plans.

(a) This Plan will be effective as of the June 1, 2007.

23. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.